Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of August 25, 2008, is entered into by and between Sara Lee Corporation, a Maryland corporation (the “Company”), ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P., each a British Virgin Islands limited partnership (collectively, the “Stockholders”) and Jeffrey W. Ubben (the “Nominee”).

WITNESSETH:

WHEREAS, one or more of the Stockholders is the beneficial owner of 38,214,771 shares of the common stock, par value $0.01 per share, of the Company (each, a “Common Share”), which represents approximately 5.41% of the issued and outstanding Common Shares; and

WHEREAS, the Company and the Stockholders desire to undertake the actions and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

BOARD OF DIRECTORS

1.1	Director Nominee

Having considered the request of the Stockholders that the Nominee, an individual selected by the Stockholders, be appointed to the Company’s board of directors (the “Board”), and having received the consent of the Nominee to act as a director, the Corporate Governance, Nominating and Policy Committee of the Board (the “Governance Committee”) has reviewed the nomination and has recommended the appointment of the Nominee as a director of the Company on the terms set out in this Agreement. Based upon such recommendation, concurrent with the execution and delivery of this Agreement, the Board has as of this date (i) increased the size of the Board by one director and elected the Nominee as a director of the Company, to serve until the annual meeting of stockholders of the Company in 2008 (the “2008 Meeting”) and (ii) determined to nominate the Nominee for election as a director of the Company at the 2008 Meeting. If the Nominee is elected by the Company’s stockholders to serve as a director on the Board at the 2008 Meeting, the Nominee shall serve until the annual meeting of stockholders of the Company in 2009 (including any adjournment or postponement thereof) (the “2009 Meeting”), or until his earlier death, resignation, disqualification or removal. The Stockholders acknowledge and agree that (i) if, (A) prior to the Nominee’s nomination or election to the Board at the 2008 Meeting or (B) following such election to the Board, the Nominee is or otherwise becomes unable or unwilling to serve as a director of the Company, the Company shall be under no obligation to nominate or appoint to the Board any replacement director for the Nominee, and (ii) the Company shall be under no obligation to nominate the Nominee or any other designee of the Stockholders for election to the Board at the 2009 Meeting.

1.2	Conditions

(a)	Notwithstanding anything to the contrary in this Agreement, the Nominee shall, at all times while serving on the Board, satisfy the following conditions as reasonably determined by the Board (such conditions referred to as the “Conditions”);

(i)	be “independent” as defined in the applicable rules of the New York Stock Exchange (the “Exchange”);

(ii)	be qualified to serve as a director under the Maryland General Corporation Law, as amended; and

(iii)	not have any personal or business interests or relationships that conflict with or may potentially conflict with the responsibilities and obligations of the Nominee to the Company, including those that compete with the interests of the Company (including, without limitation, serving as a director (or in a similar capacity) of any Person (as defined below) that carries on, directly or indirectly, any business that competes, in substantial respect, with any of the business carried on by the Company).

(b)	The Nominee shall promptly advise the Chairperson of the Governance Committee in writing in the event that the Nominee ceases to satisfy any of the Conditions.

(c)	Notwithstanding anything to the contrary in this Agreement, if at any time the Nominee ceases to satisfy any of the Conditions, upon the request of the Board to the Stockholders, the Stockholders shall promptly cause the Nominee to resign from the Board immediately, and the Nominee shall deliver his written resignation to the Board forthwith.

1.3	Nature of Rights

Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Article 1 shall be personal to the Stockholders and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”).

1.4	Termination of the Company’s Obligations and Resignation of the Nominee

Notwithstanding anything to the contrary in this Agreement, if, at any time, the Stockholders cease to own more than four and one-half percent (4.5%) of the outstanding voting power of the Company, then upon notice from the Board to the Stockholders (which notice shall be given in the discretion of the Board), the obligations of the Company under Section 1.1 shall immediately terminate, whereupon, if the Nominee is then serving as a director of the Company, the Stockholders shall promptly cause the Nominee to resign from the Board immediately, and the Nominee shall deliver his written resignation to the Board forthwith.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Stockholders

The Stockholders represent and warrant to the Company that:

(a)	one or more of the Stockholders is the registered and direct or indirect beneficial owner of the Common Shares;

(b)	each of the Stockholders is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement;

(c)	this Agreement has been duly executed and delivered by the Stockholders and the Nominee;

(d)	this Agreement constitutes the valid and binding agreement of the Stockholders and the Nominee, enforceable against the Stockholders and the Nominee in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect; and

(e)	the Nominee satisfies the Conditions.

2.2	Representations and Warranties of the Company

The Company represents and warrants to the Stockholders that:

(a)	the Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Company;

(c)	this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect; and

(d)	the actions contemplated by Section 1.1 of this Agreement have been duly and validly authorized by all necessary corporate action and expressly approved by the Board.

ARTICLE 3

COVENANTS

3.1	Covenants of the Stockholders

(a)	Each of the Stockholders agrees with the Company that, during the period commencing on the date hereof and ending on the day after the 2009 Meeting (the “Covered Period”), unless this Agreement is terminated earlier pursuant to Section 4.1, at all meetings of stockholders of the Company, it shall, and shall cause each of its directors, officers, partners, members, employees, agents (acting in such capacity), directly or indirectly controlled investment funds and any Person in which the Stockholders and/or such funds beneficially own and/or exercise control or direction over, directly or indirectly, securities carrying more than fifty percent (50%) of the voting rights of such Person (collectively, “Representatives”) to, vote, or provide its consent with respect to, all of the Common Shares beneficially owned or over which control or direction is exercised by it:

(i)	for each of the Company’s nominees for election to the Board; and

(ii)	in any matters proposed by stockholders of the Company, in accordance with the recommendation of the Board.

(b)	Each of the Stockholders agrees with the Company that, during the Covered Period, unless this Agreement is terminated earlier pursuant to Section 4.1, such Stockholder shall not, and shall cause each of its Representatives not to, in any manner, directly or indirectly, alone or in concert with others:

(i)	acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, beneficially or otherwise, any securities of the Company or any securities convertible or exchangeable into or exercisable for any securities of the Company or any property, asset or business of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board, a stock split, a stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the Stockholders on the date of this Agreement), if in any such case, immediately after taking such action the Stockholders, together with their respective affiliates, would, in the aggregate own, beneficially or otherwise, more than eight percent (8%) of the then outstanding voting power of the Company;

(ii)	propose to any Person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, business combination, recapitalization, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”); provided, however, that this clause (ii) shall not preclude the tender by a Stockholder of any voting securities of the Company into any tender or exchange offer or vote by a Stockholder of any voting securities of the Company in favor of any other Extraordinary Transaction;

(iii)	form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement;

(iv)	make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company for the election of individuals to the Board or to approve stockholder proposals;

(v)	make or be the proponent of any stockholder proposal;

(vi)	(1) call or seek to call a meeting of stockholders, (2) seek representation on the Board, except as set forth herein, or (3) seek the removal of any member of the Board;

(vii)	take any action, alone or in concert with others, in support of or make any proposal or request that constitutes: (A) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or joint ventures (provided, however, that this clause (A) shall not preclude a vote by a Stockholder of any voting securities of the Company in favor of a sale or transfer of assets); (B) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; (C) any material change in the capitalization or dividend policy of the Company; (D) any other material change in the Company’s business or corporate structure; (E) seeking to have the Company waive, or make amendments or modifications to, the Company’s Articles of Restatement of Charter, as amended, or the Bylaws of the Company, as amended, or other actions which may impede the acquisition of control of the Company by any Person; (F) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, the Exchange; (G) causing a class of equity securities of the issuer to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (H) any action similar to any of those enumerated in this paragraph (vii);

(viii)	other than in a Rule 144 broker transaction, knowingly sell, transfer or otherwise dispose of any voting securities of the Company to any Person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of five percent (5%) or more of the outstanding voting securities of the Company;

(ix)	make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement;

(x)	request the Company or any of its representatives, directly or indirectly, to release any of the Stockholders from, amend or waive, or otherwise take any action that is inconsistent with any provision of this Agreement;

(xi)	hedge or enter into any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power, with respect to any outstanding voting securities of the Company beneficially owned by any Stockholder; or

(xii)	encourage, advise, assist or facilitate the taking of any actions by any other Person in connection with any of the foregoing.

(c)	Nothing in this Section 3.1 shall limit any actions that may be taken by the Nominee acting as a director of the Company consistent with his fiduciary duties to the Company’s stockholders.

(d)	The Stockholders further agree that, if at any time during the Covered Period, the Stockholders or any of the Stockholders’ Representatives are approached by any third party concerning the Stockholders’ or any of the Stockholders’ Representatives’ participation in any of the matters referred to in Section 3.1(b), the Stockholders shall promptly inform the Company of the nature of any such matters and the parties involved.

(e)	Upon becoming a member of the Board, the Nominee shall comply with the Corporate Governance Guidelines of the Company (dated January 30, 2003), as amended, supplemented or replaced from time to time (the “Corporate Governance Guidelines”). The Nominee shall also comply with the terms of the Company’s Global Business Standards, as amended, supplemented or replaced from to time. The Nominee further acknowledges and agrees that, with respect to any information made available to the Nominee as a director of the Company, he shall continue to comply with the “Confidentiality and Non-Disclosure” provisions contained in the Corporate Governance Guidelines following the termination of his service as a member of the Board.

ARTICLE 4

TERMINATION

4.1	Termination

This Agreement shall remain in full force and effect until the earliest of:

(a)	ten (10) days following the date that the Company breaches its obligations under Section 1.1 provided that such breach has not been cured prior to such date;

(b)	the day after the 2009 Meeting; provided, however, that if the Company (acting through its Board of Directors) decides not to nominate the Nominee for election to the Board at the 2009 Meeting, this Agreement shall terminate on the earlier of the date the Company (i) gives Nominee written notice that its director nominees for the 2009 Meeting do not include Nominee, or (ii) publicly discloses its director nominees for the 2009 Meeting, which nominees do not include Nominee; and

(c)	such other date established by mutual written agreement of the Company and the Stockholders.

4.2	Effect of Termination

Notwithstanding Section 4.1, the provisions of the last sentence of Section 3.1(e), this Article 4 and Article 5 shall survive the termination of any of the provisions of this Agreement. No termination pursuant to Section 4.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

GENERAL

5.1	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	Sara Lee Corporation
3500 Lacey Road
Downers Grove, Illinois 60515
	Attention:	Margaret M. Foran
	Telephone:	(630) 598-6000
	Facsimile:	(630) 598-8535

If to the Stockholders and any of their Representatives	ValueAct Capital Management, L.P. 435 Pacific Ave., 4th Floor San Francisco, CA 94920
	Attention:	General Counsel
	Telephone:	(415) 362-3700
	Facsimile:	(415) 362-5727

5.2	No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors (it being understood in the case of the death of the Nominee, his heirs, administrators, executors and personal representatives shall have no such rights, benefits or remedies but shall be subject to any confidentiality or non-disclosure obligations that would have been applicable to the Nominee in the absence of his death) and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor shall any provisions give any third Persons any right or subrogation over action against any party.

5.3	Securities Laws

The Stockholders acknowledge that the Stockholders are aware and that the Stockholders and the Stockholders’ Representatives have been advised that the United States securities laws prohibit any Person having non-public material information about a company from purchasing or selling securities of that company.

5.4	Communications

Except as may be otherwise agreed with the Company from time to time, neither the Stockholders nor any of the Stockholders’ Representatives (other than the Nominee to the extent acting in his capacity as a member of the Board) will initiate or cause to be initiated (other than through the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s senior investor relations officer or such other Person(s) as they may designate) any communication relating to the business of the Company or its affiliates, in each case, with any officer, director or employee of the Company or any of its affiliates.

5.5	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Maryland for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S.

registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Maryland; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Maryland has been brought in an inconvenient forum.

5.6	Assignment; Successors

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors (except, in the case of the Nominee, as provided in Section 5.2). No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.7	Amendments; Waivers

Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.8	Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.9	Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

5.10	Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

5.11	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Sara Lee Corporation

/s/ Brenda C. Barnes
Chairman and Chief Executive Officer

VA Partners I, LLC (the General Partner of ValueAct Capital Master Fund, L.P.):

/s/ Jeffrey W. Ubben
Chief Executive Officer

VA Partners III, LLC (the General Partner of ValueAct Capital Master Fund III, L.P.):

/s/ Jeffrey W. Ubben
Chief Executive Officer

/s/ Jeffrey W. Ubben